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EXHIBIT 10.28

EMPLOYMENT AGREEMENT OF MICHAEL R. STAPLETON

    This employment agreement (the "Agreement") is made and entered into as of the day of May 1, 2001 by and between Pharmacopeia, Inc., (hereinafter the "Company"), and Dr. Micheal R. Stapleton (hereinafter "Dr. Stapleton").

RECITALS

    WHEREAS, Dr. Stapleton has been employed by the company in the United Kingdom;

    WHEREAS, the Company desires to employ Dr. Stapleton in the United States to render services in the capacity of Executive Vice President and Chief Operating Officer on the terms set forth in this Agreement;

    WHEREAS, Dr. Stapleton desires to render services in the capacity of Executive Vice President and Chief Operating Officer on the terms set forth in this Agreement;

    NOW, THEREFORE, in consideration of their mutual promises and intending to be legally bound, the parties agree as follows:

    1.  Employment.

      a.  The Company agrees to employ Dr. Stapleton as Executive Vice President and Chief Operating Officer upon the terms and conditions set forth in this Agreement.

      b.  Effective January 1, 2001, Dr. Stapleton will assume the position of Executive Vice President and Chief Operating Officer. Dr. Stapleton will be based in San Diego, California, and will report directly to the Chief Executive Officer of the Company. Pending Dr. Stapleton's relocation, he will temporarily perform his duties hereunder at the Company's facility on the United Kingdom.

      c.  Dr. Stapleton's duties, powers and responsibilities as Executive Vice President and Chief Operating Officer shall be those which are customary for such position, as may be determined from time to time by the Board of Directors of the Company ("the Board") and the Chief Executive Officer. Dr. Stapleton agrees to perform and discharge such duties well and faithfully and to be subject to the supervision and direction of the Board and of the Chief Executive Officer.

      d.  The position of Executive Vice President and Chief Operating Officer is a full-time position. Dr. Stapleton agrees to devote his full time effort, attention and energies to this position. Dr. Stapleton will not render any professional services or engage in any activity which might be competitive with, adverse to the best interest of, or create the appearance of a conflict of interest with the Company. Dr. Stapleton agrees to abide by the policies, rules and regulations of the Company as they may be amended from time to time.

    2.  Compensation.

      a.  For his services under this Agreement as Executive Vice President and Chief Operating Officer, Dr. Stapleton will be paid by the company an initial base salary of Two Hundred Forty Thousand Dollars ($240,000) per year ("Base Salary"), to be paid semimonthly at the rate of Ten Thousand Dollars ($10,000), less normally applicable payroll deductions.

      b.  Dr. Stapleton shall participate in the Company's Management Incentive Plan, which provides for an annual bonus of up to of Seventy-Two Thousand Dollars ($72,000) upon achievement of 100% of the 2000 plan, as determined in accordance with the Company's existing compensation policy, or such other amount as the Board shall establish. Such amounts payable to Dr. Stapleton under the bonus program shall be referred to herein as the "Incentive Bonus," Incentive Bonuses will be paid on March 1 of each year, provided Dr. Stapleton is employed or is receiving severance payments on that date. Compensation adjustments made due to the change in

  Dr. Stapleton's position effective January 1, 2001 and Dr. Stapleton's 2000 performance review will be made consistent with the Company's annual March 1, 2001 review process and will be backdated to January 1, 2001.

      c.  From time to time, Dr. Stapleton may be granted the option to purchase Company stock under the terms of the Company's 1994 Incentive Stock Option Plan, or similar employee stock option plans in effect from time to time. Such stock option grants shall be subject to the terms of the applicable stock option plan(s) then in effect.

    3.  Relocation.

      a.  Dr. Stapleton will complete his relocation from the United Kingdom to San Diego, California upon a reasonable time following the receipt of his United States employment visa, but in any event by May 7, 2001.

      b.  The Company will pay for reasonable and customary expenses associated with Dr. Stapleton's relocation to the United States. Reimbursable relocation expenses include costs associated with house hunting trips to San Diego, the moving and storage of Dr. Stapleton's goods, temporary housing expenses, the closing costs associated with the sale of Dr. Stapleton's home in the United Kingdom and his purchase of a home in the United States, and travel expenses. All expenditures must be approved in advance by the Company. Upon the signing of this Agreement, the Company will establish a budget to cover these costs and Dr. Stapleton will be provided with contact information on relocation and travel vendors.

      c.  Should Dr. Stapleton voluntarily terminate his employment with the Company prior to one (1) year from the date of his relocation to the United States, Dr. Stapleton will repay to the Company all monies paid to him or on his behalf in association with his relocation. The Company may collect any such mandatory repayments, in full or in part, by deducting them from amounts otherwise due Dr. Stapleton from the Company, and Dr. Stapleton hereby authorizes such deduction.

      d.  Upon his relocation to the United States, the Company will provide Dr. Stapleton with an interest-free loan of Two Hundred Thousand Dollars ($200,000). This loan will be forgiven in amounts of Fifty Thousand Dollars ($50,000) per year over four years provided that Dr. Stapleton remains an employee of the Company based in the United States at the end of each anniversary year following the date of distribution. Should Dr. Stapleton voluntarily terminate his employment with the Company, or if he is terminated for Cause, as defined by Section 4(b), he will repay any outstanding balance on this loan upon his final day of employment. The Company may collect any such mandatory repayments, in full or in part, by deducting them from amounts otherwise due Dr. Stapleton from the Company, and Dr. Stapleton hereby authorizes such deduction.

      e.  In the event that Dr. Stapleton has not sold his home in the United Kingdom prior to the closing date on the purchase of his home in San Diego, the Company has provided Dr. Stapleton with an advance of Two Hundred Seventy Thousand Dollars ($270,000). This advance is recoverable against any monies paid to Dr. Stapleton in association with his 2000 Management Bonus and must be repaid in full within thirty days after the sale of his home in the United Kingdom or within six months of the date the funds were distributed, whichever first occurs.

      f.   If for any reason Dr. Stapleton's initial pending L-1 visa petition is not approved after closing on a home in the United States, the Company will be fully responsible for any and all resale costs of that property.

      g.  Dr. Stapleton's employment with the Company is conditioned upon his obtaining all necessary visas required for his employment in the United States. The Company will provide Dr. Stapleton with assistance in obtaining all such visas. In addition, the Company will provide assistance to Dr. Stapleton's spouse in pursuit of any visas associated with her ability to work in the United States. The company will pay these expenses in full. All such expenses must be approved in advance by the company.

    4.  Termination.  Dr. Stapleton's employment as Executive Vice President and Chief Operating Officer is at-will and may be terminated at any time for any reason. In the event of termination of his employment, the Company shall have no liability to Dr. Stapleton as Executive Vice President and Chief Operating Officer for compensation or benefits except as specified in this Section 4 or as required by the Company's benefits policy.

      a.  Change of Control Termination.  In the event that Dr. Stapleton's employment with the Company is terminated because of a consolidation, merger, reorganization, or sale of all, or substantially all, of the assets or capital stock of the Company or other business combination in which the Company is not the surviving entity (a "Change of Control") and Dr. Stapleton is not offered employment by the acquiring corporation in a comparable position, at a comparable salary, or is relieved of responsibilities without Cause as defined by Section 4(b), at any time within a period commencing two months before and ending six months after a Change of Control, then the Company or the acquiring corporation, as the case may be, shall be obligated to pay to Dr. Stapleton a cash payment equivalent to one year of his then current base salary, payable over the ensuing twelve months following the effective date of such termination of employment or relief of responsibilities. In addition, any remaining repayment obligations for either relocation expenses or yet to be forgiven loan amounts associated with the $200,000 payment made to Dr. Stapleton upon his relocation shall cease to be owned by Dr. Stapleton. If Dr. Stapleton is offered employment by the acquiring corporation in a comparable in a comparable position, and at a comparable salary, neither the Company nor the aquiring corporation shall be obligated to provide the severance payment as described in this section. Anything contained in this section to the contrary notwithstanding, Dr. Stapleton shall not be entitled to any severance or other termination benefit if he has either i) terminated such employment voluntarily; or ii) been terminated by the Company or any acquiring corporation for Cause pursuant to Section 4(b).

      b.  Termination for Cause.  Dr. Stapleton's employment may be terminated for Cause at any time upon delivery of written notice to Dr. Stapleton. "Cause" means the occurrence of any of the following events: i) any gross failure on the part of Dr. Stapleton to faithfully and professionally carry out his duties or to comply with any other material provision of this Agreement, which failure continues after written notice thereof by the Company, provided that the Company shall not be required to provide such notice in the event that such failure (A) is not susceptible to remedy, or (B) relates to the same type of acts or omissions as to which such notice has been given on a prior occasion; ii) Dr. Stapleton's dishonesty (which shall include without limitation any misuse or misappropriation of the Company's assets), or other willful misconduct (including without limitation any conduct on the part of Dr. Stapleton intended to or likely to injure the business of the Company); iii) Dr. Stapleton's conviction for any felony or for any other crime involving moral turpitude, whether or not relating to his employment; iv) Dr. Stapleton's insobriety or use of drugs, chemicals or controlled substances either (A) in the course of performing hid duties and responsibilities under this Agreement, or (B) otherwise affecting the ability of Dr. Stapleton to perform the same; v) Dr. Stapleton's failure to comply with a lawful written direction of the Company; or vi) any wanton or willful dereliction of duties by Dr. Stapleton. The existence of any of the foregoing events or conditions shall be determined by the Company in the exercise of its reasonable judgment.

      c.  Voluntary Resignation.  In the event that Dr. Stapleton shall voluntarily resign as Executive Vice President and Chief Operating Officer and provide the Company's Board of Directors with ninety (90) days' advance written notice of his intention to resign voluntarily, then Dr. Stapleton shall be entitled to receive a pro rata Incentive Bonus for the calendar year in which his resignation becomes effective. Following the effective date of his resignation, the Company shall be relieved of all other obligations to pay compensation to Dr. Stapleton, except that the Company shall immediately pay Dr. Stapleton all accrued, but unpaid, Base Salary and any other unpaid expenses or expense reimbursement.

      d.  Death.  In the event of the death of Dr. Stapleton, this Agreement shall automatically terminate and any obligation to continue to pay compensation and benefits shall cease as of the date of his death.

    5.  Vacation and Holiday.  Dr. Stapleton shall be entitled vacation each year, in accordance with the Company's standard vacation policy, and to those holidays observed by the Company. As an essential employee of the Company, Dr. Stapleton shall schedule his vacation and holiday observances so as not to interfere with the performance of his duties as Executive Vice President and Chief Operating Officer.

    6.  Health Insurance; Life Insurance; Other Fringe Benefits.  Dr. Stapleton shall be entitled to the benefit of such group medical, accident and long-term disability insurance as the Company shall make available from time to time to its executive employees.

    7.  Professional Expenses.  Dr. Stapleton will be reimbursed in accordance with the Company's policy and procedure for the reasonable costs of property documented professional and business related travel expenses required in the course of his employment. The Company will also pay for appropriate professional dues and memberships, which must be approved in advance by the Board.

    8.  Taxes.  Dr. Stapleton will be responsible for the payment of any tax liability incurred as a result of this Agreement. The Company may withhold tax on any payments or benefits provided to him as required by law or regulation.

    9.  Confidential Information.  Except as reasonably necessary to perform his duties as Executive Vice President and Chief Operating Officer, Dr. Stapleton agrees not to reveal to any other person or entity or use for his own benefit any confidential information of or about the Company or its operations, both during and after his employment under this Agreement, including without limitation marketing plans, financial information, key personnel, employees' capabilities, salaries and benefits, customer lists, pricing and cost structures, operation methods and any other information not available to the public, without the Company's prior written consent. Dr. Stapleton also agrees to execute the Company's U.S. Invention and Non-Disclosure Agreement which is attached hereto and made a part hereof.

    10.  Non-Competition.  Dr. Stapleton shall not, during the course of his employment with the Company or for a period of twenty-four months thereafter, directly or indirectly:

      a.  Be employed by, engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any Competing Entity which conducts its business within the Territory (as the terms Competing Entity and Territory are hereinafter defined); provided, however, that notwithstanding any of the foregoing, Dr. Stapleton may make solely passive investments in any Competing Entity the common stock of which is "publicly held" and of which Dr. Stapleton shall not own or control, directly or indirectly, in the aggregate securities which constitute 5% or more of the voting rights or equity ownership of such Competing Entity:

      b.  solicit or divert any business or any customer from the Company or assit any person, firm or corporation in doing so or attempting to do so;

      c.  cause or seek to cause any person, firm or corporation to refrain from dealing or doing business with the Company or assist any person, firm or corporation in doing so; or

      d.  solicit for employment, or advise or recommend to any other person that they employ or solicit for employment or retention as an employee or consultant, any person who is an employee of, or exclusive consultant to, the Company.

      The Company's obligation to make payments pursuant to Section 4 above shall terminate in the event that, and at such time as, Dr. Stapleton is in breach of his obligation not to compete as set forth in this Section 10. For purposes of this Section, the term "Competing Entity" shall mean any entity which is presently or hereafter engaged in the business of providing to third parties products or services for pre-clinical drug discovery or chemical development which (i) include the outlicensing of small molecule libraries, the undertaking of drug candidate screening, and/or related drug optimization activities; (ii) utilize combinatorial chemistry or high-throughput screening technologies in offering pre-clinical drug discovery services; (iii) engage in the development, marketing or sale of software programs which use molecular stimulation or analysis to predict chemical or biological activities; or (iv) engage in the development, marketing or sale of software programs that store, manage or analyze chemical or biological information. The term "Territory" shall mean North America, Europe and Japan. Notwithstanding anything in the above to the contrary, Dr. Stapleton may engage in the activities set forth in Section 10(a) hereof with the prior written consent of the Company, which consent shall not be unreasonably withheld. In determining whether a specific activity by Dr. Stapleton for a Competing Entity shall be permitted, the Company will consider, among other things, the nature and scope of (i) the duties to be performed by Dr. Stapleton; and (ii) the business activities of the Competing Entity at the time of Dr. Stapleton's proposed engagement by such entity.

      Dr. Stapleton acknowledges and agrees that the covenants set forth in this Section are reasonable and necessary in all respects for the protection of the Company's legitimate business interests (including without limitation the Company's confidential, proprietary information and trade secrets and client good-will, which represents a significant portion of the Company's net worth and in which the Company has a property interest). Dr. Stapleton acknowledges and agrees that, in the event that he breaches any of the covenants set forth in this Section, the Company shall be irreparably harmed and shall not have an adequate remedy at law; and therefore, in the event of such a breach, the Company shall be entitled to injunctive relief, in addition to (and not exclusive of) any other remedies (including monetary damages) to which the Company may be entitled under law. If any covenant set forth in this Section 10 is deemed invalid or unenforceable for any reason, it is the Parties' intention that such covenants be equitably reformed or modified to the extent necessary (and only to such extent to) render it valid and enforceable in all respects. In the event that the time period and geographic scope referenced above is deemed unreasonable, overbroad, or otherwise invalid, it is the Parties' intention that the enforcing court shall reduce or modify the time period and/or geographic scope to the extent necessary (and only to such extent necessary) to render such covenants reasonable, valid and enforceable in all respects.

    11.  Arbitration.  Any and all disputes between the parties (except actions to enforce the provisions of Section 10 of this Agreement), arising under or relating to this Agreement or any other dispute arising between the parties, including claims arising under any employment discrimination laws, shall be adjudicated and resolved exclusively through binding arbitration before the American Arbitration Association pursuant to the American Arbitration Association's then-in-effect National Rules for the Resolution of Employment Disputes (hereafter "Rules"). The initiation and conduct of any arbitration hereunder shall be in accordance with the Rules and each side shall bear its own costs and counsel fee in such arbitration. Any arbitration hereunder shall be conducted in Princeton, New Jersey, San Diego, California, or at such other location as mutually agreed by the Parties. Any arbitration award shall be final and binding on the Parties. The arbitrator shall have no authority to depart from, modify, or add to the written terms of this Agreement. The arbitration provisions of this Section shall be interpreted according to, and governed by, the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and any action pursuant to such Act to enforce any rights hereunder shall be brought exclusively in the United States District Court for the Southern District of California. The parties consent to the jurisdiction of (and the laying of venue in) such court.

    12.  Waiver.  The waiver by the Company of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by Dr. Stapleton of any provision of the Agreement.

    13.  Severability.  In the event that any section, paragraph or term of this Agreement shall be determined to be invalid or unenforceable by any competent authority or tribunal for any reason, the remainder of this Agreement shall be unaffected thereby and shall remain in full force and effect, and any such section, paragraph, or term shall be deemed modified to the extent to make it enforceable.

    14.  Successors and Assigns.  This Agreement shall bind and inure to the benefit of the successors and assigns of the Company, and the heirs, executors or personal representatives of Dr. Stapleton. This Agreement may not be assigned by Dr. Stapleton. This Agreement may be assigned to any successor in interest to the Company and Dr. Stapleton hereby consents to such assignment.

    15.  Entire Agreement; Amendments.  This Agreement, including the recitals (which are a part hereof), together with the applicable bylaws and policies of the Company, constitutes the entire Agreement between the parties hereto and there are no other understandings, agreements or representations, expressed or implied. This Agreement supercedes any and all prior or contemporaneous agreements, oral or written, concerning Dr. Stapleton's employment and compensation. This Agreement may be amended only in writing signed by Dr. Stapleton and the Chief Executive Officer or Vice President of Human Resources.

    16.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

    Dated this 1 day of May, 2001.

PHARMACOPEIA, INC.
BY:	/s/ JUDITH M. OHRN Judith M. Ohrn Vice President, Human Resources
/s/ MICHAEL R. STAPLETON Michael R. Stapleton

QuickLinks

  EXHIBIT 10.28
EMPLOYMENT AGREEMENT OF MICHAEL R. STAPLETON
RECITALS